Exhibit 10.1

Ondas Holdings Inc.

June 23, 2025

Neil Laird

[      ]

[      ]

Re: Employment

Dear Mr. Laird:

This agreement (the “Agreement”), on behalf of Ondas Holdings Inc., a Nevada corporation (the “Company”), to the undersigned individual (the “Executive”) shall be effective on June 22, 2025 (the “Effective Date”) and continue until terminated under Section 5 or 7, pursuant to the terms set forth below:

1. Position. The Executive shall serve as the Company’s Chief Financial Officer (principal financial and accounting officer), Treasurer and Secretary. The Executive’s responsibilities shall be determined by the Board of Directors of the Company (the “Board of Directors”). The Executive shall devote his full time, attention and ability to the business of the Company, shall faithfully serve the Company, and shall use his best efforts to promote the interests of the Company. His duties shall include all those duties customarily performed by the Chief Financial Officer (principal financial and accounting officer), Treasurer and Secretary. The Executive understands that his duties may involve significant travel from his place of employment, and he agrees to travel as reasonably required in order to fulfill his duties.

The Executive agrees that he shall not accept any other appointments to the board of directors of any other entity without first obtaining the written approval of Company, which approval shall not be unreasonably withheld.

2. Compensation. In connection with Executive’s employment, the Company will pay the following salary and other compensation, commencing on the Effective Date:

(a) Salary. Executive will be paid an initial base salary at the annual rate of $300,000 (“Base Salary”), payable in accordance with the Company’s standard payroll practices.

(b) Bonus/Equity Awards. Upon execution of this Agreement by the Company and Executive, Executive will be (i) paid a one-time discretionary bonus of $50,000 to be paid on July 1, 2025, (ii) granted 100,000 shares of the Company’s common stock underlying time-based restricted stock units, which shall vest in eight successive equal quarterly installments, and (iii) granted non-qualified stock options to purchase 100,000 shares of the Company’s common stock, which shall become exercisable in eight successive equal quarterly installments.

(c) Other Compensation. Executive will be eligible to participate in the benefit plans established for Company employees, including group life, health, dental coverage, and 401(k) matches (“Plan Benefits”); in each case to the same extent and in the same manner as other similarly situated executives.

(d) Right to Change Plans. Nothing in this letter will be construed to limit, condition or otherwise encumber the Company’s right to amend, discontinue, substitute, or maintain any Plan Benefits or perquisite.

(e) Vacation/Paid Holidays. Executive shall accrue paid vacation at the rate of twenty (20) days for each calendar year and shall accrue paid sick time of up to forty (40) hours for each calendar year (or such greater amount if provided in Company policy), subject to the terms of the Company’s vacation and sick leave policies in effect from time to time. Executive shall be compensated at the usual rate of base compensation for any vacation days and sick time and shall also be entitled to paid Company Holidays as generally observed by the Company. Company Holidays are currently defined as New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, the day after Thanksgiving Day, and Christmas Day. In addition to Company Holidays, two floating holidays are granted each year; one of which is Company-designated, and the second of which is by choice of the Executive.

 (f) D&O Coverage; Indemnification. The Company shall provide (or cause to be provided) the Executive with directors’ and officers’ liability coverage (including coverage following termination of the Executive’s employment) if and to the same extent that the Company provides such coverage to other similarly situated executives of the Company. The Company shall also provide (or cause to be provided) the Executive with indemnification and advancement of expenses (including coverage following termination of the Executive’s employment) at least to the same extent as the most favorable terms for such coverage that it provides to any director or officer of the Company.

All payments in this Section 2 shall be subject to all required federal, state, and local withholding taxes.

3. Expense Reimbursement. Executive shall be entitled to reimbursement for ordinary, necessary, and reasonable out-of-pocket trade or business expenses incurred in connection with performance of duties under this Agreement. The reimbursement of all such expenses shall be made upon presentation of evidence reasonably satisfactory to the Company of the amounts and nature of such expenses and shall be subject to the reasonable approval of the Company’s executive officers or Board of Directors.

4. Additional Agreements; Non-compete; Non-solicitation. Executive is expected to abide by Company rules and regulations, including its social media policy (as set forth in the employee handbook) and its Insider Trading Policy, which may be revised by the Company from time to time. Executive will also be expected to sign and comply with the Employment, Non-Competition, Confidential Information and Intellectual Property Assignment Agreement attached as Exhibit B (the “IP Agreement”), which requires, among other things, the assignment of rights to any intellectual property made during Executive’s association with the Company, and non-disclosure of proprietary information.

5. At-Will Employment. Executive’s employment with the Company will be “at will,” meaning that both the Executive and the Company will be entitled to terminate Executive’s employment at any time and for any reason, with or without cause. Although Executive’s job duties, title, compensation and benefits, as well as the Company’s human resources policies and procedures, may change from time to time, the “at will” nature of Executive’s employment may only be changed in an expressed written agreement signed by Executive and a duly authorized officer of the Company.

(a) Termination for Cause. The Company may terminate Executive’s employment at any time for Cause by providing a written notice stating the Cause provision relied upon and reasonable detail describing the factual basis underlying such Cause. As used herein, “Cause” is defined to mean (I) if Executive has been convicted of, or has pleaded guilty or nolo contendere to, any felony or a crime involving moral turpitude; (II) if Executive has engaged in willful misconduct or materially failed or refused to perform the duties reasonably assigned, or has performed such duties with evidenced gross negligence, or has materially breached any terms or conditions of Executive’s agreements with the Company, and, following ten (10) days’ written notice of such conduct, failed to cure it; or (III) if Executive has committed any fraud, embezzlement, misappropriation of funds, breach of fiduciary duty, or other material act of dishonesty against the Company. Upon termination for Cause, the Company will pay Executive’s (i) Base Salary accrued through the date of termination, (ii) accrued and unused vacation through the date of termination, (iii) any unreimbursed business expenses incurred through the date of termination (and otherwise payable in accordance with the Company’s expense reimbursement policy), and (iv) all benefits accrued and vested through the date of termination pursuant to the Company’s Plan Benefits in which Executive then participated (the “Accrued Obligations”). The Company will not have any other compensation obligations to Executive.

(b) Termination other than Death or Cause. The Company may terminate Executive’s employment for any reason not described in Section 5(a), including Disability, at any time by giving written notice thereof, and the date on which Executive received such notice will be Executive’s date of termination. Upon such a termination, the Company will provide Executive with the compensation described in Section 6, subject to the terms therein. “Disability” means an injury, or physical or mental illness or incapacity of such character as to substantially disable Executive from performing Executive’s duties hereunder for a period of more than six (6) months in the aggregate during any twelve (12) month period; provided, however, to the extent any payment pursuant to this Agreement is subject to Section 409A (as defined in Section 13), a Disability shall be deemed to occur only if the Executive is considered “disabled” pursuant to Section 409A.

(c) Constructive Termination. Executive may terminate Executive’s employment for Constructive Termination (as defined below) by giving the Company written notice thereof thirty (30) days in advance of such effective date, which effective date shall be the date of termination; provided, however, in the event Executive fails to give such notice within ninety (90) days after the occurrence of an event constituting Constructive Termination, Executive will be deemed to have waived Executive’s right to terminate employment for Constructive Termination. Upon such a termination, the Company will provide Executive with the compensation described in Section 6, subject to the terms therein. Absent Executive’s expressed written agreement to the contrary, the term “Constructive Termination” means:

(i) a change in Executive’s title from the title set forth in Section 1 hereof;

(ii) a material diminution in Executive’s duties, responsibilities, or authority (other than changes made due to the Executive’s incapacity);

(iii) a material diminution in the duties, responsibilities, or authority of the supervisor to whom Executive is required to report, including a requirement that Executive report to a corporate officer or employee instead of reporting directly to the Company’s Board of Directors and/or to the Company’s Chief Executive Officer;

(iv) the relocation of the Executive’s principal place of employment to a location more than fifty (50) miles from the Boston, Massachusetts area without the Executive’s consent;

(v) a material reduction in Executive’s Base Salary;

(vi) a failure of a successor of the Company to assume the obligations of this Agreement;

(vii) a material breach by the Company of this Agreement; that, in each such case, the Company has thirty (30) days following receipt of such written notice from Executive to cure. The Executive shall not be deemed to have terminated this Agreement for Constructive Termination if the Executive terminates this Agreement later than six months following the initial existence of the above referenced event or condition which is the basis for such termination. For purposes of this Section, an isolated, immaterial, and inadvertent action not taken in bad faith by the Company that is remedied by the Company promptly after receipt of written notice thereof given by Executive will not be considered Constructive Termination.

(d) Voluntary Termination. Executive may terminate his employment at any time for a reason other than Constructive Termination by providing written notice to the Company, and the effective date of termination will be the date on which such notice is received by the Company. The Company will pay Executive the Accrued Obligations through the date of termination. The Company will have no other obligations to Executive.

(e) Board. If at the time of termination of Executive’s employment Executive was serving as a member of the Board of Directors or any of its affiliates, executive’s termination shall automatically be deemed as Executive’s resignation from the board of directors of the Company and any affiliates without any further action, except when the Board of Directors shall, in writing, request a continuation of duty as a Director in its sole discretion.

6. Severance Compensation.

(a) Notwithstanding the above if (i) Executive is terminated by the Company without Cause, (ii) Executive terminates Executive’s employment due to Constructive Termination, or (iii) Executive’s employment terminates as a result of his Disability, the Company will provide Executive the following compensation: (i) pay Executive the Accrued Obligations through the date of termination, and (ii) subject to Section 6(c) below, reimburse Executive for all COBRA premium continuation payments for Executive and his eligible dependents for every benefit for which COBRA is applicable, for a period of six (6) months following the date of termination. If Executive is eligible to receive disability payments pursuant to a disability insurance policy paid for by the Company, Executive shall assign such benefits to the Company for all periods as to which Executive is receiving payment under this Agreement.

(b) Notwithstanding the above if the Executive is terminated in connection with a Change in Control, the Company will (i) pay Executive the Accrued Obligations through the date of termination, (ii) subject to Section 6(c) below, pay Executive’s continued Base Salary and Plan Benefits on a monthly basis for a period of six (6) months, following the date of termination, including reimbursing Executive for all COBRA premium continuation payments for Executive and his eligible dependents for every benefit for which COBRA is applicable, for a period of six (6) months following the date of termination, and (iii) subject to Section 6(c) below, permit Executive’s outstanding restricted stock units and stock options to immediately vest. For purposes of this Section 6(b), Change in Control shall be as defined in the Company’s 2021 Incentive Stock Plan.

(c) The provision of the foregoing severance in Section 6(a) and (b) above is conditioned upon Executive’s continued compliance with the surviving terms of this Agreement and the IP Agreement, and Executive executing, delivering to the Company and not revoking a signed general release and non-disparagement agreement (the “Waiver and Release of Claims” in the form attached hereto as Exhibit A) within sixty (60) days following his termination of employment. Notwithstanding anything to the contrary in this Agreement, if the above sixty (60) day release period straddles two (2) calendar years, no severance benefits shall be paid to the Executive until the second calendar year (with any missed severance payments being paid to the Executive on the first payroll date occurring in the second calendar year).

7. Termination by Virtue of Death. In the event of Executive’s death while employed pursuant to this Agreement, all obligations of the parties hereunder shall terminate immediately, and the Company shall, pursuant to the Company’s standard payroll policies, pay to Executive’s legal representatives the Accrued Obligations and any vested benefits that Executive or Executive’s estate may be entitled to receive under any Company policy or Plan Benefits.

8. Outside Activities During Employment; No Conflicting Obligations. In addition to any obligations contained in this Agreement and the IP Agreement, so long as Executive renders services to the Company, Executive will not assist any person or organization in competing with the Company, or in preparing to compete with the Company. Executive represents and warrants that Executive is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with Executive’s obligations under this Agreement. Executive represents and warrants that Executive will not use or disclose, except in connection with Executive’s employment with the Company and consistent with the Company’s policies, any trade secrets or other proprietary information or intellectual property in which Executive or any other person has any right, title or interest and that Executive’s employment will not infringe or violate the rights of any other person. Executive represents and warrants to the Company that Executive has returned all property and confidential information belonging to any prior employer.

9. Withholding Taxes. All forms of compensation referred to in this Agreement are subject to reduction to reflect applicable withholding and payroll taxes.

10. Entire Agreement. This Agreement, the IP Agreement, and the exhibits referred to in this Agreement contain all of the terms of Executive’s employment with the Company and supersede any prior understandings or agreements, whether oral or written, between Executive and the Company.

11. Amendment. This Agreement may not be amended or modified except by an expressed written agreement signed by Executive and a duly authorized officer of the Company.

12. Governing Law; Waiver of Jury Trial.

(a) This Agreement shall be construed and enforced in accordance with the internal laws of the State of Massachusetts applicable to contracts wholly executed and performed therein without regard to any conflicts of laws rules. The parties hereto agree that any legal proceeding by or against any party hereto or with respect to or arising out of this Agreement may be brought in the federal and state courts located in Suffolk County, Massachusetts. By execution and delivery of this Agreement, Executive irrevocably and unconditionally submits to the jurisdiction of such courts and hereby waives any right to stay or dismiss any action or proceeding under or in connection with this Agreement brought before the foregoing courts on the basis of (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, or that it or any of its property is immune from the above-described legal process, (b) that such action or proceeding is brought in an inconvenient forum, that venue for the action or proceeding is improper or that this Agreement may not be enforced in or by such courts, or (c) any other defense that would hinder or delay the levy, execution or collection of any amount to which any party hereto is entitled pursuant to any final judgment of any court having jurisdiction. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, LEGAL PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR EXECUTIVE’S EMPLOYMENT BY THE COMPANY OR ANY AFFILIATE OF THE COMPANY.

(b) Equitable Remedies. Each of the parties agree that it would be impossible or inadequate to measure and calculate the damages from any breach of the covenants contained in this Agreement prior to resolution of any dispute. Accordingly, if either party claims that the other party has breached any covenant of this Agreement or the IP Agreement, that party will have available, in addition to any other right or remedy, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and/or to specific performance of any such provision of this Agreement or the IP Agreement pending resolution of the dispute. The parties further agree that no bond or other security shall be required in obtaining such equitable relief and hereby consents to the issuance of such injunction and to the ordering of specific performance.

13. Code Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code, as amended from time to time, and its implementing regulations and guidance (“Section 409A”). Executive hereby agrees that the Company may, without further consent from Executive, make the minimum changes to this Agreement as may be necessary or appropriate to avoid the imposition of additional taxes or penalties to Executive pursuant to Section 409A. The Company cannot guarantee that the payments and benefits that may be paid or provided pursuant to this Agreement will satisfy all applicable provisions of Section 409A. If and to the extent required to comply with Section 409A, any payment or benefit required to be paid under this Agreement on account of termination of Executive’s employment or service (or any other similar term) shall be made only in connection with a “separation from service” with respect to Executive within the meaning of Section 409A. Notwithstanding anything in this Agreement to the contrary or otherwise, except to the extent any expense, reimbursement or in-kind benefit provided pursuant to this Section does not constitute a “deferral of compensation” within the meaning of Section 409A: (i) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year; (ii) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred; and (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit. Notwithstanding the foregoing, in the event that the Executive is a “specified employee” (as described in Section 409A), and any payment or benefit payable pursuant to this Agreement constitutes deferred compensation under Section 409A, then no such payment or benefit shall be made before the date that is six months after the Executive’s “separation from service” (as described in Section 409A) (or, if earlier, the date of the Executive’s death). Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.

Sincerely yours,

Ondas Holdings Inc.

By	/s/ Eric Brock
Name:	Eric Brock
Title:	Chairman and Chief Executive Officer

I have read and accept this Agreement:

/s/ Neil Laird
Neil Laird

Dated: June 23, 2025

[Signature Page to Employment Agreement]

EXHIBIT A

ONDAS HOLDINGS INC.

Waiver and Release of Claims

I understand that this Release Agreement (“Release”), constitutes the complete, final, and exclusive embodiment of the entire agreement between Ondas Holdings Inc. (the “Company”) and me with regard to the subject matter hereof. I am not relying on any promise or representation by the Company that is not expressly stated herein.

In consideration of my receipt of the severance under Section 6 of the Agreement between me and the Company dated June 23, 2025 (the “Agreement”), I, for myself, my heirs, attorneys, representatives, executors, administrators, successors and assigns, hereby release, acquit and forever discharge, to the full extent permitted by law, the Company, its parents, subsidiaries, affiliates, and each of their past and current direct or indirect, officers, directors, agents, employees, shareholders, members, partners, consultants, insurers, agents, attorneys, fiduciaries, employment benefits plans and programs, successors and assigns (collectively, the “Releasees”), of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification I may have as a result of any third party action against me based on my employment with, or service as a director of, the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date I execute this Release, including, but not limited to: all such claims and demands directly or indirectly arising out of or in any way connected with my employment with the Company or the termination of my employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other equity or ownership interests in the Company or its past and current parent, subsidiaries or affiliates, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; and claims pursuant to any federal, state or local law or cause of action.

I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the Age Discrimination in Employment Act, as amended (“ADEA”). I also acknowledge that the consideration given under the Agreement for the waiver and release in the preceding paragraph hereof is in addition to anything of value to which I was already entitled, and that I am entitled to the severance under the Agreement only if I sign and do not revoke this Release. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (A) my waiver and release do not apply to any rights or claims that may arise after the date I execute this Release; (B) I have the right to consult with an attorney prior to executing this Release; (C) I have twenty-one (21) days after the date this Release is presented to me to sign to consider this Release (although I may choose to voluntarily execute this Release earlier); (D) I have seven (7) days following my execution of this Release to revoke the Release; and (E) this Release shall not be effective until the date upon which the revocation period has expired, which shall be the eighth (8th) day after I execute this Release (provided that I have returned it to the Company by such date).

I acknowledge that in certain States the laws provide language similar to the following: “A general release does not extend to claims which the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his settlement with the debtor or released party.” I hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to my release of any claims I may have against the Company, its affiliates, and the entities and persons specified above.

I will not in any way publicly disparage, defame, or slander the Company or its present subsidiaries, affiliates, officers, or directors, or any of the Company’s products or services, in any manner that would cause damage to the Company or its present subsidiaries, affiliates, officers, or directors.

I understand that nothing in this Release is intended to limit my ability to (i) file a complaint or disclose any facts relating to a complaint or charge with the Equal Employment Opportunity Commission (“EEOC”), the U.S. Securities and Exchange Commission (“SEC”), or any other federal, state, or local government agency or commission, nor does anything in this Release prevent me from disclosing factual information regarding any allegations made against the Company in any civil action or administrative action for sexual harassment, sexual assault, workplace harassment or discrimination based upon sex, or retaliation against a person for reporting sexual harassment, sexual assault, or workplace harassment or discrimination based upon sex; (ii) receive fully-vested and non-forfeitable rights, if any, in connection with a grant of equity or under the Company’s benefit plans and programs, in each case in accordance with their terms and conditions; (iii) be protected by any rights I may have to be indemnified by the Company or any rights I may have under directors and officers insurance policies; (iv) challenge the validity of this Release under the ADEA; (v) receive “Accrued Benefits” as defined in the Agreement; or (vi) receive nonforfeitable benefits under an “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act, 29 U.S.C. Sec. 1002(3). Notwithstanding the foregoing, by signing this Release, I expressly waive my right to recover damages and to be awarded equitable and/or injunctive relief in connection with any administrative or court action brought against the Company or any of the other Releasees, whether brought by me, or on my behalf, or by any government agency or other party, related in any way to the matters released in this Release. However, I do not waive any right (if any) I may have to recover a bounty or reward from the SEC in connection with the disclosure of information to the SEC. I acknowledge that my post-termination obligations and the Company’s post-termination rights under the IP Agreement (as defined in the Agreement) shall survive the termination of this Release and my employment with the Company and otherwise continue in full force and effect hereafter in accordance with their terms.

EMPLOYEE:

Neil Laird

Date:

[Signature Page to Release]

EXHIBIT B

ONDAS HOLDINGS INC.

Employment, Non-Competition, Confidential Information and Intellectual Property Assignment Agreement

June 23, 2025

As a condition of my employment with Ondas Holdings Inc., its subsidiaries, affiliates, successors or assigns (together, the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by Company, I (the “Executive”) agree to the following terms under this Employment, Non-Competition, Confidential Information and Intellectual Property Assignment Agreement (the “IP Agreement”):

1. Employment.

(a) I understand and acknowledge that my employment with the Company is for an unspecified duration and constitutes “at-will” employment. I acknowledge that this employment relationship may be terminated at any time, with or without good cause or for any or no cause, at the option either of the Company or myself, with or without notice, in accordance with the Agreement between me and the Company dated June 23, 2025 (the “Agreement”).

(b) I agree that, during my employment with the Company, I will not engage in any other employment, occupation, consulting or other business activity related to the business in which the Company is now involved or becomes involved during the term of my employment.

(c) For purposes of this IP Agreement, I agree the following definitions apply:

“Competitive Business” means any business that supplies products or services competitive with those then supplied by the Company or which the Company was contemplating supplying when the Executive was employed by the Company.

“Employment Period” means the period during which the Executive is employed by the Company.

“Termination Date” means the date that the Executive’s employment with the Company is terminated, for any reason, in accordance with the Agreement.

2. Non-Competition.

I acknowledge that employment by the Company will give me access to the Confidential Information, and that my knowledge of the Confidential Information will enable me to put the Company at a significant competitive disadvantage if I am employed or engaged by or become involved in a Competitive Business. Accordingly, during the Employment Period and for one year after the Termination Date, I will not, directly or indirectly, individually or in partnership or in conjunction with any other person or entity other than the Company:

(i) be engaged in any manner whatsoever, including, without limitation, either individually or in partnership, jointly or in conjunction with any other person, or as an employee, consultant, adviser, principal, agent, member, or proprietor in any Competitive Business to the extent that doing so would cause me directly or indirectly to use, copy, transfer, rely on, or disclose Confidential Information; or

(ii) be engaged in any manner whatsoever, including, without limitation, either individually or in partnership, jointly or in conjunction with any other person, or as an employee, consultant, adviser, principal, agent, member or proprietor in any Competitive Business in a capacity in which the loyal and complete fulfilment of my duties to that Competitive Business would (i) inherently require that I use, copy or transfer Confidential Information, or (ii) make beneficial any use, copy or transfer the Confidential Information; or

(iii) advise, invest in, lend money to, guarantee the debts or obligations of, or otherwise have any other financial or other interest (including an interest by way of royalty or other compensation arrangements) in or in respect of any person which carries on a Competitive Business , to the extent that doing so would cause me directly or indirectly to use, copy, transfer, rely on, or disclose Confidential Information.

The restriction in this Section 2 will not prohibit me from holding not more than 5% of the issued shares of a public company listed on any recognized stock exchange or traded on any bona fide “over the counter” market anywhere in the world.

3. Confidential Information.

(a) Company Information. I agree at all times during the Employment Period and thereafter to hold in strictest confidence, and not to use except for the benefit of the Company or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any Confidential Information of the Company. I understand that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, customer lists and customers (including, but not limited to, customers and suppliers of the Company on whom I called or with whom I became acquainted during the Employment Period), markets, works of original authorship, photographs, negatives, digital images, software, computer programs, know-how, ideas, developments, inventions (whether or not patentable), processes, formulas, technology, designs, drawings, engineering, hardware configuration information, forecasts, strategies, marketing, finances or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation or inspection of parts or equipment. Notwithstanding the foregoing, I further understand that Confidential Information will not include any information which (i) was publicly known and made generally available in the public domain prior to the time of disclosure by the disclosing party; (ii) becomes publicly known and made generally available after disclosure by the Company to me through no action or inaction on my part; (iii) is already in my possession at the time of disclosure as shown by my files and records prior to the time of disclosure; (iv) is obtained by me from a third party without a breach of such third party’s obligations of confidentiality; (v) is independently developed by me without use of or reference to the Company’s Confidential Information, as shown by my documents and other competent evidence in my possession; or (vi) is required by law to be disclosed by me, provided that I will give the Company written notice of such requirement prior to disclosing so that the Company may seek a protective order or other appropriate relief.

(b) Other Employer Information. I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

(c) Third Party Information. I recognize that the Company has received and, in the future, will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

(d) Required Disclosures. In the event that I reasonably believe that I am required to disclose Confidential Information by applicable law, regulation, or court order, I will disclose Confidential Information only to the extent necessary to comply with such applicable law, regulation, or court order, and only after (i) using reasonable efforts, at the Company’s expense, to limit the disclosure by means of a protective order or a request for confidential treatment and (ii) providing the Company at least fifteen (15) business days to review, if permitted, the disclosure before it is made and to interpose its own objection(s) to the disclosure. Further, nothing in this Agreement prohibits me from reporting possible violations of law to a government agency, government entity, or self-regulatory organization or cooperating with such agency, entity, or organization; making whistleblower or other disclosures that are protected under whistleblower provisions of federal or state law; or receiving an award for information provided to any government agency.

(e) Notice of Immunity Under the Defend Trade Secrets Act of 2016. Notwithstanding any other provision of this Agreement, I understand and acknowledge that I will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

I further acknowledge that, if I file a lawsuit for retaliation by the Company for reporting a suspected violation of law, I may disclose the Company trade secrets to my attorney and use the trade secret information in the court proceeding so long as I (A) file any document containing the trade secret under seal; and (B) do not disclose the trade secret, except pursuant to court order.

4. Intellectual Property.

(a) Assignment of Intellectual Property. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to any original works of authorship, inventions, concepts, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during my employment with the Company (collectively referred to as “Intellectual Property”) and which (i) are developed using the equipment, supplies, facilities or Confidential Information of the Company, (ii) result from or are suggested by work performed by me for the Company, or (iii) relate to the business, or to the actual or demonstrably anticipated research or development of the Company. The Intellectual Property will be the sole and exclusive property of the Company. I further acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and which are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. To the extent any Intellectual Property is not deemed to be work for hire, then I will and hereby do assign all my right, title and interest in such Intellectual Property to the Company, except as provided in Section 3(e).

(b) Exception to Assignments. I understand that the provisions of this IP Agreement requiring assignment of Intellectual Property to the Company do not apply to any intellectual property that (i) I develop entirely on my own time; and (ii) I develop without using Company equipment, supplies, facilities, or trade secret information; and (iii) do not result from any work performed by me for the Company; and (iv) do not relate at the time of conception or reduction to practice to the Company’s current or anticipated business, or to its actual or demonstrably anticipated research or development. Any such intellectual property will be owned entirely by me, even if developed by me during the time of my employment with the Company. I will advise the Company promptly in writing of any intellectual property that I believe meet the criteria for exclusion set forth herein and are not otherwise disclosed pursuant to Section 3(a) above.

(c) Patent and Copyright Registrations. I agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Intellectual Property and any copyrights, patents or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Intellectual Property, and any copyrights, patents or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this IP Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my assistance in perfecting the rights transferred in this IP Agreement, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters, patents or copyright registrations thereon with the same legal force and effect as if executed by me. The designation and appointment of the Company and its duly authorized officers and agents as my agent and attorney in fact shall be deemed to be coupled with an interest and therefore irrevocable.

(d) Maintenance of Records. I agree to keep and maintain adequate and current written records of all Intellectual Property made by me (solely or jointly with others) during my employment with the Company. The records will be in the form of notes, sketches, drawings, and works of original authorship, photographs, negatives, digital images or any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.

(e) Intellectual Property Retained and Licensed. I provide below a list of all original works of authorship, inventions, developments, improvements, and trade secrets which were made by me prior to my employment with the Company (collectively referred to as “Prior Intellectual Property”), which belong to me, which relate to the Company’s proposed business, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there is no such Prior Intellectual Property. If in the course of my employment with the Company, I incorporate into Company property any Prior Intellectual Property owned by me or in which I have an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such Prior Intellectual Property as part of or in connection with such Company property.

Prior Intellectual Property:

Title	Date	Identifying Number or Brief Description
CFO	June 23, 2025	None

(f) Return of Company Documents. I agree that, at the time of leaving the employment of the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all works of original authorship, photographs, negatives, digital images, devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my employment with the Company or otherwise belonging to the Company, its successors or assigns. In the event of the termination of my employment with the Company, I agree to sign and deliver the “Termination Certificate” attached hereto as Appendix A.

5. Notification of New Employer. In the event that I leave the employment of the Company, I hereby grant consent to notification by the Company to my new employer or consulting client about my rights and obligations under this IP Agreement.

6. No Solicitation of Employees. In consideration of my employment with the Company and other valuable consideration, receipt of which is hereby acknowledged, I agree that during the period of my employment with the Company as an Executive, officer and/or director and for a period of twelve (12) months thereafter I shall not directly or indirectly solicit the employment of or hire any person who shall then be employed or engaged by the Company (as an employee or consultant) or who shall have been employed or engaged by the Company (as an employee or consultant) within the prior twelve (12) month period before my solicitation, on behalf of myself or any other person, firm, corporation, association or other entity other than the Company or its subsidiaries, or affiliates.

7. No Solicitation of Clients and Suppliers. I acknowledge the importance to the business carried on by the Company and the client and supplier relationships developed by it and the unique opportunity that my employment and my access to the Confidential Information offers to interfere with these relationships. I further acknowledge that any contact with the Company’s clients and suppliers on behalf of Competitive Business would provide that business with an unfair competitive advantage because of my access to and knowledge of the Company’s Confidential Information. Accordingly, I will not during my employment with the Company and for a period of one (1) year thereafter directly or indirectly, on behalf of myself or any other person, firm, corporation, association or other entity other than the Company or its parents, subsidiaries, or affiliates, contact or solicit or accept unsolicited business from any person who I know to be a prospective, current or former client or supplier of the Company for the purpose of selling to the client or buying from the supplier any products or services that are the same as or substantially similar to, or in any way competitive with, the products or services sold or purchased by the Company during my employment with the Company or at the end thereof, as the case may be.

8. Representations. I represent that my performance of all the terms of this IP Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment with the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith. I have had the opportunity to consult counsel of my choosing in connection with this IP Agreement, which was presented to me upon the receipt of a formal offer of employment and no less than ten (10) days before the commencement of my employment.

9. Governing Law; Waiver of Jury Trial.

(a) This IP Agreement shall be construed and enforced in accordance with the internal laws of the State of Massachusetts applicable to contracts wholly executed and performed therein without regard to any conflicts of laws rules. The parties hereto agree that any legal proceeding by or against any party hereto or with respect to or arising out of this IP Agreement may be brought in the federal and state courts located in Boston, Massachusetts. By execution and delivery of this IP Agreement, Executive irrevocably and unconditionally submits to the jurisdiction of such courts and hereby waives any right to stay or dismiss any action or proceeding under or in connection with this IP Agreement brought before the foregoing courts on the basis of (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, or that it or any of its property is immune from the above-described legal process, (b) that such action or proceeding is brought in an inconvenient forum, that venue for the action or proceeding is improper or that this IP Agreement may not be enforced in or by such courts, or (c) any other defense that would hinder or delay the levy, execution or collection of any amount to which any party hereto is entitled pursuant to any final judgment of any court having jurisdiction. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, LEGAL PROCEEDING OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS IP AGREEMENT OR EXECUTIVE’S EMPLOYMENT BY THE COMPANY OR ANY AFFILIATE OF THE COMPANY.

(b) Equitable Remedies. Each of the parties agree that it would be impossible or inadequate to measure and calculate the damages from any breach of the covenants contained in this IP Agreement prior to resolution of any dispute. Accordingly, if either party claims that the other party has breached any covenant of the IP Agreement, that party will have available, in addition to any other right or remedy, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach and/or to specific performance of any such provision of this IP Agreement pending resolution of the dispute. The parties further agree that no bond or other security shall be required in obtaining such equitable relief and hereby consents to the issuance of such injunction and to the ordering of specific performance.

10. General Provisions.

(a) Entire Agreement. This IP Agreement and the Agreement set forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification of or amendment to this IP Agreement, nor any waiver of any rights under this IP Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this IP Agreement.

(b) Severability. If one or more of the provisions in this IP Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

(c) Survival. I agree that my obligations under this IP Agreement shall survive the termination of my employment with the Company (whether voluntary or involuntary, and regardless of the reason for termination from employment); shall continue in full force and effect in accordance with their terms; and shall continue to be binding on me.

(d) No Waiver. No waiver of any breach or other rights under this IP Agreement shall be deemed a waiver unless the acknowledgment of the waiver is in writing executed by the Company. No waiver shall be deemed to be a waiver of any subsequent breach or rights. All rights are cumulative under this IP Agreement.

11. Successors and Assigns. This IP Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

IN WITNESS WHEREOF, the undersigned has executed this Employment, Confidential Information and Intellectual Property Assignment Agreement as of the date first written above.

By:	/s/ Neil Laird
Name:	Neil Laird
Address:	One Marina Park Drive,
Suite 1410, Boston, MA 02210
Email:	neil.laird@ondas.com

WITNESS

By:	/s/ Eric Brock
Name:	Eric Brock
Address:	One Marina Park Drive,
Suite 1410, Boston, MA 02210

[Signature Page to IP Assignment Agreement]

APPENDIX A

Neil Laird

Termination Certificate

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to Ondas Holdings Inc., its subsidiaries, affiliates, successors or assigns (together, the “Company”).

I further certify that I have complied with all the terms of the Company’s Employment, Non-Competition, Confidential Information and Intellectual Property Assignment Agreement signed by me (the “IP Agreement”), including the reporting of any Intellectual Property (as defined therein), conceived or made by me (solely or jointly with others) covered by the IP Agreement.

I further agree that, in compliance with the IP Agreement, I have returned or expunged all Confidential Information (as defined therein) and will preserve as confidential all Confidential Information, including, without limitation, all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

Date: ______________________
(Signature)